UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2004
Date of Report (Date of earliest event reported)

SAFLINK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 108th Avenue NE, Suite 2100 Bellevue, Washington 98004
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 278-1100

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

SAFLINK Corporation has received purchase orders for product and has provided consulting services, with a combined value in excess of $500,000, in connection with a Homeland Security project awarded to BearingPoint, Inc. (BearingPoint). BearingPoint has engaged SAFLINK to supply biometric subject matter expertise, consulting services and key software and hardware components of the solution. SAFLINK expects to receive additional purchase or task orders over the next four to six months in amounts that may be material to its business.

With respect to the security solution, SAFLINK will provide identity assurance software as well as physical access hardware components.  Additionally, SAFLINK’s wholly-owned subsidiary, Litronic, Inc., is expected to provide logical smart card middleware and consulting services on the project.

This current report on Form 8-K contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. The Company has depended on a limited number of customers for a substantial percentage of its revenue, and due to the non-recurring nature of these sales, the Company’s revenue in any quarter may not be indicative of future revenue. In particular, the Company’s purchase orders with BearingPoint are not recurring sales, and quarterly and annual sales levels could fluctuate and sales in any period may not be indicative of sales in future periods. In addition, results may differ as a result of risks and uncertainties associated with the company’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the security market, and in its annual report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation
November 1, 2004	By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright President and Chief Executive Officer

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